Exhibit 99.1

For Immediate Release

Waterside Capital Corporation

3092 Brickhouse Court

Virginia Beach, VA 23452

Contacts for Waterside Capital Corporation:

Franklin (Lin) Earley Chief Executive Officer (757) 626-1111 x 307 lin.earley@watersidecapital.com	Julie Stroh Chief Financial Officer (757) 626-1111 x 301 julie.stroh@watersidecapital.com

Waterside Capital Corporation Announces Acceleration of SBA Debentures

VIRGINIA BEACH, VIRGINIA - April 6, 2010 - Waterside Capital Corporation (OTC: WSCC.PK), a Small Business Investment Company (“SBIC”), was advised by the Small Business Administration (“SBA”) on March 31, 2010 that, due to continuing defaults under certain terms of WSCC’s debentures guaranteed by the SBA (including the capital impairment ratio), the $16.1 million of debentures issued by WSCC to the SBA (the “SBA Debentures”) have been accelerated and will be due and payable in full as of April 14, 2010.

WSCC does not have liquid capital resources sufficient to pay off the outstanding principal and accrued interest and fees on the SBA Debentures, and does not expect to be able to access capital sufficient to pay off the debentures by April 14, 2010. WSCC is in discussions with the SBA regarding the procedures to be undertaken in the event that it is not able to meet the SBA’s demand for payment.

These events make it probable that WSCC will not be able to continue as a going concern. WSCC intends to work with the SBA to develop a liquidation plan for the SBA Debentures under the management of WSCC, although WSCC cannot offer assurance that it will be able to work out such a plan. If such a plan cannot be worked out, it is likely the SBA would appoint a receiver to manage the WSCC assets. Whether it is able to remain a manager of the WSCC assets or not, it is uncertain whether the liquidation plan, receivership, or other resolution would result in value for the WSCC shareholders after repayment of the SBA Debentures.

About Waterside Capital Corporation

Waterside Capital Corporation is a Small Business Investment Company (SBIC) headquartered in Virginia Beach, Virginia with a portfolio of approximately $17.8 million of loans and investments in 13 companies located primarily in the Mid-Atlantic region. Waterside Capital’s individual investments range from $500,000 to over $3 million. Visit Waterside’s web site at www.watersidecapital.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are “forward-looking statements” that involve a number of risks and uncertainties, including the Company’s desire to work out a liquidation plan with the SBA, its ability to continue as a going concern and its current inability to predict whether the liquidation plan, receivership, or other resolution would result in value to the Company’s shareholders (within the meaning of the Private Securities Litigation Reform Act of 1995). It is possible that the assumptions made by management in this press release may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with the performance of the Company’s portfolio companies, dependencies on key employees, delays, interest rates, the level of economic activity, and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.